EXHIBIT 12.1
                                                                    ------------

RATIO OF EARNINGS TO FIXED CHARGES
YEAR: 2001

Net Income                                         18,721
ADD:    Minority Interest               1,627
        Minority interest in subs          99
        Tax credits                       967
        Equity in income of JVs          (494)
        Distr from JVs                    287       2,486
                                      -------

        Fixed charges:
          Total interest cost          22,925
          Amort of loan cost              376
          Northport interest              259      23,560
                                      -------

LESS:   Interest capitalized           (2,102)
        Northport interest               (259)     (2,361)
                                      -------------------
Earnings, as defined                               42,406

Divide by fixed charged                            23,560

RATIO                                               1.800

Ref:    Reg. S-K 229.503 (d)